Exhibit 10.3

                           Wire One Technologies, Inc.
                                 225 Long Avenue
                           Hillside, New Jersey 07205

                                              As of September 23, 2003

Mr. Michael Brandofino
c/o Wire One Technologies, Inc.
225 Long Avenue
Hillside, NJ 07205

Dear Mike:

      This letter, when accepted by you, shall constitute an amendment to the employment agreement (the "Agreement"), dated January 2, 2001, as amended to date, between Wire One Technologies, Inc. (the "Company") and you. The Company and you hereby agree as follows:

      10. Your base salary for the period October 1, 2003 through December 31, 2003 shall be payable at the annual rate of $225,000. Your base salary for the period January 1, 2004 through December 31, 2004 shall be payable at the annual rate of $245,000. You shall be entitled to a one-time guaranteed bonus of $35,000, payable on October 1, 2003.

      11. Subject to the provisions of this paragraph 2, the Company agrees to grant to you an additional stock option (the "Option") under the Company's 2000 Stock Incentive Plan (the "Plan") to purchase 100,000 shares of the Company's common stock (the "Common Stock"), at an exercise price per share equal to the closing price of the Common Stock on the Nasdaq National Market on the date hereof.

      Notwithstanding any provision of the Plan to the contrary, your right to exercise the Option shall vest 50% on each of December 31, 2003 and 2004.

      The foregoing, as well as such other terms and conditions as the Company may deem appropriate, shall be set forth in a definitive stock option agreement in the Company's customary form. Your rights as an optionee shall, to the extent not inconsistent with this agreement, be governed by the terms of such stock option agreement and the Plan. The Company shall cause the shares of Common Stock issuable upon the exercise of the Option to be registered on Form S-8 and/or Form S-3 (or any successor form) under the Securities Act of 1933, as amended.

      If the Company enters into a Sale agreement at any time between the date hereof through December 31, 2004 and such Sale is subsequently consummated, and if you realize less than a total of $200,000 from the exercise of all options to purchase Common Stock in connection with such Sale, the Company shall pay you, as a bonus, an amount equal to the difference between $200,000 and the amount you realized. A "Sale" means the merger or consolidation of the Company with one or more other corporations where the Company is not the surviving entity or a sale of substantially all of the assets of the Company and excludes the sale of the Company's Video Solutions business to Gores Technology Group, expected to occur in August 2003.


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      12.   Provided you are employed by the Company through December 31, 2004, you shall be entitled to a one-time guaranteed bonus equal to 10% of your then current salary, payable on March 31, 2005, if the Company has at least $1 million of "EBITDA" (that is, earnings before interest, taxes, depreciation and amortization, exclusive of non-recurring items and otherwise computed on a basis consistent with past practice, as the Company publicly discloses that figure) from continuing operations during fiscal year 2004.

      13. Except as modified hereby, the Agreement remains in full force and effect.

                                        Yours very truly,

                                        WIRE ONE TECHNOLOGIES, INC.


                                        By: /s/ Richard Reiss
                                            ---------------------

ACCEPTED:


/s/ Michael Brandofino
-------------------------
Michael Brandofino


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